Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

FIREFLY AUTOMATIX, INC.

(Pursuant to Sections 242 and 245 of the General Corporate Law of the State of Delaware)

FireFly Automatix, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1. That the name of this corporation is FireFly Automatix, Inc., and that this corporation was originally incorporated pursuant to the General Corporation Law on November 13, 2015.

2. That the Board of Directors of this corporation (the “Board of Directors”) duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

1. Name. The name of the corporation is FireFly Automatix, Inc. (the “Corporation”).

2. Registered Office and Registered Agent. The address of the registered office of the Corporation in the State of Delaware is Registered Agent Solutions, Inc., 838 Walker Road Suite 21-2, Dover, DE 19904, County of Kent. The name of its registered agent at that address is Registered Agent Solutions, Inc.

3. Purposes. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

4. Capital Stock. The total number of shares that the Corporation is authorized to issue is 40,000,000 shares of stock, par value $0.001 per share, all of which shares are designated as common stock.

5. Bylaws. The Board of Directors is expressly authorized to adopt, amend or repeal bylaws of the Corporation.

6. Limitation of Directors’ Liability; Indemnification. The personal liability of a director of the Corporation to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director shall be eliminated to the fullest extent permitted by law. The Corporation is authorized to indemnify (and advance expenses to) its directors and officers to the fullest extent permitted by law. Neither the amendment, modification or repeal of this Paragraph 6 nor the adoption of any provision in this certificate of incorporation inconsistent with this Paragraph 6 shall adversely affect any right or protection of a director or officer of the Corporation with respect to any act or omission that occurred prior to the time of such amendment, modification, repeal or adoption.

7. Elections of Directors. Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

* * *

3. That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of the Corporation in accordance with the provisions of Section 228 of the DGCL.

4. That this Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of the Corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

[Signature page follows]

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on September 6, 2024.

/s/ Matthew A. Aposhian
Matthew A. Aposhian, President

[Signature page to Amended and Restated Certificate of Incorporation of Firefly Automatix, Inc.]